Exhibit 5.1

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Telephone (+1) 212 903 9000
Facsimile (+1) 212 903 9100
PPG Industries, Inc.
One PPG Place
Pittsburgh, PA 15272
March 18, 2008
Dear Sirs,
PPG Industries, Inc. (the “Company”)
U.S.$600,000,000 5.75% Notes due 2013, U.S.$700,000,000 6.65% Notes due 2018 and U.S.$250,000,000 7.70% Notes due 2038 (together, the “Notes”)
1	We have acted as special counsel to the Company in connection with the offering by the Company of the Notes, pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-145063) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Notes are to be issued under the indenture dated March 18, 2008 (the “Original Indenture”) between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the supplemental indenture dated as of March 18, 2008 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).
2	This opinion is limited to the Federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.
3	We have examined the Indenture, the form of Notes and such certificates and other documents and such questions of law as we have considered necessary and appropriate. With respect to all matters of the law of the Commonwealth of Pennsylvania, we have relied upon the opinion, dated the date hereof and addressed to you, of James C. Diggs, Senior Vice President, General Counsel and Secretary of the Company, and our opinions expressed herein, insofar as they may be affected by matters of the law of the Commonwealth of Pennsylvania, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.
4	In our opinion, the Notes, when executed and delivered by the Company against payment therefor and authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission on or about the date hereof, and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
Yours faithfully,
/s/  Linklaters LLP
Linklaters LLP
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